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                                   EXHIBIT 6.4


                            INDEMNIFICATION AGREEMENT


         THIS AGREEMENT is made and entered into this ____ day of ________, ____, between NuPro Innovations Inc., a Delaware corporation ("Corporation"), and _____________, an advisor and consultant to the Corporation ("Advisor").

                                    RECITALS:

         WHEREAS, Advisor is an advisor and consultant of the Corporation, serving as a member of the Corporation's Advisory Committee (the "Advisory Committee"), and performs a valuable service in such capacity for the Corporation;

         WHEREAS, the Corporation, as authorized by the Bylaws of the Corporation and by specific action of its Board of Directors and by this contract, has elected to provide for the indemnification of the members of the Corporation's Advisory Committee, and

         WHEREAS, in order to induce Advisor to serve as a member of the Advisory Committee, the Corporation has determined and agreed to enter into this contract with Advisor;

         NOW, THEREFORE, in consideration of Advisor's service as a participating member of the Advisory Committee, and intending to be legally bound thereby, the Corporation and the Advisor hereby agree as follows:

         1. Indemnification. Except as otherwise provided below, the Corporation hereby agrees to hold harmless and indemnify Advisor against any and all expenses, including attorney's fees, witness fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by Advisor in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including an action by or in the right of the Corporation) to which Advisor is, was or at any time becomes a party, or is threatened to be made a party, by reason of the fact that Advisor is, was or at any time becomes an employee serving as a member of the Advisory Committee, or by reason of any action taken by him or any inaction on his part while Acting in any such capacity.

         2. Limitations on Indemnity. The Corporation shall not indemnify Advisor for the following:

                  (A) The Corporation will not indemnify the Advisor to the extent that he is reimbursed from insurance proceeds or from any other party, except to the extent the aggregate of the expenses incurred by Advisor exceeds the sum of such compensation;

                  (B) In respect to remuneration paid to Advisor, if it shall be determined by a final adjudication that such remuneration was in violation of the law;
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                  (C) On account of any suit in which judgment is rendered
against Advisor for an accounting of profits made from the purchase or sale by Advisor of securities of the Corporation pursuant to the provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended, or similar provisions of any federal, state or local statutory law, or on account of any suit in which a final judgment is rendered against the Advisor for violation of Section 10(b) or Rule 10b(5) of the Securities and Exchange Act of 1934, as amended, or similar provisions of any federal, state or local law;

                  (D) On account of Advisor's conduct which is finally adjudged to have been knowingly fraudulent or deliberately dishonest or to constitute willful misconduct;

                  (E) On account of Advisor's conduct which is the subject of an action, suit or proceeding described in Section 6(C)(ii) hereof;

                  (F) On account of any action, claim or proceeding (other than a proceeding referred to in Section 7(B) hereof) initiated by the Advisor unless such action, claim or proceeding was authorized in the specific case by action of the Board of Directors of the Corporation; or

                  (G) If a final decision by a court having jurisdiction in the matter shall determine that such indemnification is not lawful (and, in this respect, both Corporation and Advisor have been advised that the Securities and Exchange Commission believes that indemnification for liabilities arising under the federal securities laws is against public policy and is, therefore, unenforceable and that claims for indemnification should be submitted to appropriate courts for adjudication).

         3. Contribution. If the indemnification provided in Section 1 hereof is unavailable by reason of a court decision described in Section 2(G) hereof based on grounds other than any of those set forth in paragraphs (B) through (F) of
Section 2 hereof, then in respect of any threatened, pending or completed action, suit or proceeding in which the Corporation is jointly liable with Advisor (or would be if joined in such action, suit or proceeding), the Corporation shall contribute to the amount of expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred and paid or payable by Advisor in such proportion as is appropriate to reflect (i) the relative benefits received by the Corporation on the one hand and Advisor on the other hand from the transaction from which such action, suit or proceeding arose, and (ii) the relative fault of the Corporation on the one hand and of Advisor on the other in connection with the events which resulted in such expenses, judgments, fines or settlement amounts, as well as any other relevant equitable considerations. The relative fault of the Corporation on the one hand and of Advisor on the other shall be determined by reference to, among other things, the parties' relative intent, knowledge, access to information and opportunity to correct or prevent the circumstances resulting in such expenses, judgments, fines or settlement amounts. Corporation agrees that it would not be just and equitable if contribution pursuant to this Section 3 were determined by pro rata allocation or any other method of allocation which does not take account of the foregoing equitable considerations.



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         4. Continuation of Obligations. All agreements and obligations of the
Corporation, its successors and assigns, contained herein shall continue during the period Advisor is a consultant serving as a member of the Advisory Committee of the Corporation and shall continue thereafter so long as Advisor shall be subject to any possible claim or threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that Advisor was serving as a member of the Advisory Committee of the Corporation.

         5. Notification and Defense of Claim. The Advisor, as a condition precedent to his right to be indemnified under this Agreement, shall give the Corporation prompt notice in writing of any claim for which indemnity will or could be sought under this agreement, not later than thirty (30) days after receipt by Advisor of notice of the commencement of any action, suit or proceeding. Notice to the Corporation for this or any other purpose under this Agreement shall be directed to Gary A. Fitchett, NuPro Innovations Inc., 110 Ambleside Drive, Port Perry, Ontario, Canada, L9L 1B4. With respect to any such action, suit or proceeding as to which Advisor notifies the Corporation of the commencement thereof:

                  (A) The Corporation will be entitled to participate therein at its own expense;

                  (B) Except as otherwise provided below, to the extent that it may wish, the Corporation jointly with arty other indemnifying party similarly notified will be entitled to assume the defense thereof, with counsel reasonably satisfactory to Advisor. After notice from the Corporation to Advisor of its election so as to assume the defense thereof, the Corporation will not be liable to Advisor under this Agreement for arty legal or other expenses subsequently incurred by Advisor in connection with the defense thereof other than reasonable costs of investigation or as otherwise provided below. Advisor shall have the right to employ its counsel in such action, suit or proceeding but the fees and expenses of such counsel incurred after notice from the Corporation of its assumption of the defense thereof shall be at the expense of Advisor unless (i) the employment of counsel by Advisor has been authorized by the Corporation,
(ii) Advisor shall have reasonably concluded that there may be a conflict of interest between the Corporation and Advisor in the conduct of the defense of such action or (iii) the Corporation shall not in fact have employed counsel to assume the defense of such action, in each of which cases the fees and expenses of Advisor's separate counsel shall be at the expense of the Corporation. The Corporation shall not be entitled to assume the defense of any action, suit or proceeding brought by or on behalf of the Corporation or as to which Advisor shall have made the conclusion provided for in (ii) above; and

                  (C) The Corporation shall not be liable to indemnify Advisor under this Agreement for any amounts paid in settlement of any action or claim effected without its written consent. The Corporation shall be permitted to settle any action except that it shall not settle any action or claim in any manner which would impose any penalty or limitation on Advisor without Advisor's written consent. Neither the Corporation nor Advisor will unreasonably withhold its consent to any proposed settlement.

                  (D) The Advisor shall give the Corporation such information and cooperation as he may reasonably require and as shall be within the Advisor's power.




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         6. Advancement and Repayment of Expenses.

                  (A) In the event that Advisor employs his own counsel pursuant to Section 5(B)(i) through (ii) above, the Corporation shall advance to Advisor, prior to any final disposition of any threatened or pending action, suit or proceeding, whether civil, criminal administrative or investigative, any and all reasonable expenses (including legal fees and expenses) incurred in investigating or defending any such action, suit or proceeding within ten (10) days after receiving copies of invoices presented to Advisor for such expenses.

                  (B) Advisor agrees that Advisor will reimburse Corporation for all reasonable expenses paid by the Corporation in defending any civil or criminal action, suit or proceeding against Advisor in the event and only to the extent it shall be ultimately determined by it final judicial decision (from which there is no right of appeal) that Advisor is not entitled, under the provisions of the Act, this Agreement or otherwise, to be indemnified by the Corporation for such expenses.

                  (C) Notwithstanding the foregoing, the Corporation shall not be required to advance such expenses to Advisor if Advisor (i) commences any action, suit or proceeding as a plaintiff unless such advance is specifically approved by a majority of the Board of Directors or (ii) is a party to an action, suit or proceeding brought by the Corporation and approved by a majority of the Board which alleges willful misappropriation of corporate assets by Advisor, disclosure of confidential information in violation of Advisor's fiduciary or contractual obligations to the Corporation, or any other willful and deliberate breach in bad faith of Advisor's duty to the Corporation or its stockholders.

         7. Enforcement.

                  (A) The Corporation expressly confirms and agrees that it has entered into this Agreement and assumed the obligation imposed on the Corporation hereby in order to induce Advisor to serve on the Advisory Committee of the Corporation, and acknowledges that Advisor is relying upon this Agreement in continuing in such capacity.

                  (B) In the event Advisor is required to bring any action to enforce rights or to collect moneys due under this Agreement and is successful in such action, the Corporation shall reimburse Advisor for all Advisor's reasonable fees and expenses in bringing and pursuing such action.

         8. Subrogation. In the event of payment to the Advisor under this Agreement, the Corporation shall be subrogated to the extent of such payment to all of the rights of recovery of Advisor, who shall execute all documents required and shall do all acts that may be necessary to secure such rights and to enable the Corporation effectively to bring suit to enforce such rights.

         9. Non-Exclusivity of Rights. The rights conferred on Advisor by this Agreement shall not be exclusive of any other rights which Advisor may have or hereafter acquire under any statute, provision of the Corporation's Articles of Incorporation or Bylaws, agreement, vote of


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stockholders or directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding office.

         10. Survival of Rights. The rights conferred on Advisor by this Agreement shall continue after Advisor has ceased to be an advisor or consultant of the Corporation and shall inure to the benefit of Advisor's heirs, executors and administrators.

         11. Separability. Each of the provisions of this Agreement is a separate and distinct agreement and independent of the others, so that if any or all of the provisions hereof shall be held to be invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect the validity or enforceability of the other provisions hereof or the obligation of the Corporation to indemnify the Advisor to the full extent provided by the Act.

         12. Governing Law. This Agreement shall be interpreted and enforced in accordance with the laws of the State of Delaware.

         13. Binding Effect. This Agreement shall be binding upon Advisor and upon the Corporation, its successors and assigns, and shall insure to the benefit of Advisor, his heirs, personal representative and assigns and to the benefit of the Corporation, its successors and assigns.

         14. Effective Date. The Corporation's indemnity obligations hereunder shall be applicable to any and all claims made after the effective date of this Agreement, regardless of when the facts upon which such claims are based occurred.

         15. Gender: The use of the masculine gender in this Agreement is for convenience only and shall be deemed to include the feminine.

         16. Miscellaneous. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Advisor and the Corporation. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.




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         IN WITNESS WHEREOF, the parties hereto have executed this
Indemnification Agreement on and as of the day first above written.

                                        NUPRO INNOVATIONS INC.
                                        a Delaware corporation


                                        By:_____________________________________

                                        Print Name:  Gary A. Fitchett

                                        Title:  President and CEO

                                        ADVISOR


                                        ________________________________________



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